Exhibit 99.1
For further information contact
Rodger W. Smith 1-800-451-1294
FOR IMMEDIATE RELEASE
Callon Petroleum Company Announces
Increase in 2009 Year-end Reserves
     Natchez, MS (February 1, 2010) — Callon Petroleum Company (NYSE: CPE) announced today that it ended 2009 with estimated net proved reserves of 58.0 billion cubic feet of natural gas equivalent (Bcfe), compared to 2008 year-end proved reserves of 54.8 Bcfe, a 6% increase. The 2009 year-end reserves were 67% crude oil. Callon added 15.0 Bcfe of net proven reserves replacing 127% of the reserves produced in 2009.
     “We were very pleased to be able to replace our production and to grow our proved reserves during 2009 which was a year of transition for our company,” Fred Callon, Chairman and CEO points out. “More importantly, we added significantly to our resource base, which will help provide growth over the next several years.”
     At December 31, 2009, the company’s independent petroleum engineers estimated the present value of the company’s estimated future net revenues from proved reserves, excluding income taxes (which is a non-GAAP financial measure), using Securities and Exchange Commission (SEC) pricing guidelines for year-end 2009 discounted at 10%, to be $137.4 million. The year-end pricing used in calculating such present value averaged $4.75 per thousand cubic feet of natural gas and $57.40 per barrel of oil. Callon compiled year-end reserve data utilizing new guidelines from the SEC. The changes, intended to provide greater clarity for investors, also give companies enhanced flexibility in reporting. The new rules had a minimal effect on Callon’s reported volumes.
     Callon Petroleum Company is engaged in the acquisition, development, exploration and operation of oil and gas properties in Louisiana, Texas, and the offshore waters of the Gulf of Mexico.
     It should be noted that this news release contains projections and other forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These projections and statements reflect the Company’s current views with respect to future events and financial performance as of this date. No assurances can be given, however, that these events will occur or that these projections will be achieved and actual results could differ materially from those projected as a result of certain factors. For a summary of events that may affect the accuracy of these projections and forward-looking statements, see “Risk Factors” in our Form 10-K filed with the Securities and Exchange Commission.
     Cautionary Note to Investors — As of January 1, 2010, the SEC changed its rules to permit oil and gas companies, in their filings with the SEC, to disclose not only proved reserves, but also probable reserves and possible reserves. Proved oil and gas reserves are those quantities of oil and gas, which, by analysis of geoscience and engineering data, can be estimated with reasonable certainty to be economically producible—from a given date forward, from known reservoirs, and under existing economic conditions, operating methods, and government regulations—prior to the time at which contracts providing the right to operate expire. Probable reserves include those additional reserves that a company believes are as likely as not to be recovered and possible reserves include those additional reserves that are less certain to be recovered than probable reserves.
     We use may use certain terms in our news releases, such as “reserve potential,” that the SEC’s guidelines strictly prohibit us from including in filings with the SEC. In addition, we do not represent that the probable or possible reserves described herein meet the recoverability thresholds established by the SEC in its new definitions. Investors are urged to consider closely the disclosure in our Form 10-K, available from us by contacting Investor Relations, Callon Petroleum Company, 200 N. Canal Street, Natchez, MS 39120.
     You can also obtain our Form 10-K from the SEC by calling 1-800-SEC-0330 or by downloading it from the SEC’s web site http://www.sec.gov/.